Exhibit 99.1

CRISPR Therapeutics Announces European Patent

for CRISPR/Cas Gene Editing

- Patent to include CRISPR/Cas9 gene editing compositions for use in any non-cellular and cellular setting, including human and other eukaryotic cells

BASEL, Switzerland, March 28, 2017 (GLOBE NEWSWIRE) — CRISPR Therapeutics (NASDAQ:CRSP) reported that the European Patent Office (EPO) has announced its intention to grant a patent broadly covering CRISPR’s in-licensed gene editing technology. The claims are directed to the CRISPR/Cas9 single-guide gene editing system for uses in both non-cellular and cellular settings, including in cells from vertebrate animals such as human or mammalian cells – as well as composition claims for use in any setting, including claims for use in a method of therapeutic treatment of a patient.

“We’re very pleased with the decision by the European Patent Office recognizing the broad applicability of our foundational IP, and we look forward to pursuing additional cases to grant in other jurisdictions globally,” said Dr. Rodger Novak, CEO of CRISPR Therapeutics.

The European patent application (No. 13793997) was the subject of numerous third-party observations or ‘TPOs’ filed by the Broad Institute and others attempting to prevent or delay its grant. Following review of those submissions, the EPO determined that the technical evidence and associated legal arguments did not alter patentability of the inventions by the applicants, and accordingly announced its intention to advance the case to grant in Europe. The full EPO case files, TPOs, and claims intended for grant are available on-line via the EPO’s official website at https://register.epo.org/application?number=EP13793997.

The underlying international patent application is based on the same U.S. priority application that has been involved in an interference proceeding with the Broad et al., which priority application (USSN 61/652086) was filed on May 25, 2012, on behalf of CRISPR’s co-founder Dr. Emmanuelle Charpentier (currently a director at the Max-Planck Institute in Berlin) along with the Regents of the University of California and University of Vienna.

The United Kingdom’s Intellectual Property Office (UKIPO) has also examined the related applications, and likewise considered technical evidence and arguments submitted by third parties, before ultimately reaching similar conclusions to those of the EPO. The UKIPO granted a first UK Patent to the CRISPR/Cas9 single-guide gene editing system for uses in both non-cellular and cellular settings (No. 2518764), and a second UK Patent to ‘chimeric’ CRISPR/Cas9 systems in which the Cas9 protein is modified to provide alternative DNA-modulating activities (No. 2537000).

“We and the licensors of these foundational cases for CRISPR/Cas9 gene editing have long appreciated that Emmanuelle Charpentier along with Jennifer Doudna and their doctoral and post-doctoral colleagues provided innovations that facilitated the CRISPR field,” said Dr. Tyler Dylan-Hyde, Chief Legal Officer of CRISPR Therapeutics. “We also appreciate that despite attempts by third parties to delay or prevent these grants through TPOs or potential oppositions, patent offices are beginning to recognize both the fundamental significance of the teachings by the Charpentier-Doudna team and their wide applicability to CRISPR/Cas gene editing,” noted Dr. Dylan-Hyde. “We look forward to pursuing similar findings in the U.S. under the first-to-invent system – and throughout the approximately 80 other countries our filings cover worldwide, including Europe, all of which are on a first-to-file priority system.”

About CRISPR Therapeutics

CRISPR Therapeutics is a leading gene-editing company focused on developing transformative gene-based medicines for serious diseases using its proprietary CRISPR/Cas9 gene-editing platform. CRISPR/Cas9 is a revolutionary technology that allows for precise, directed changes to genomic DNA. The Company’s multi-disciplinary team of world-class researchers and drug developers is working to translate this technology into breakthrough human therapeutics in a number of serious diseases. Additionally, CRISPR Therapeutics has established strategic collaborations with Bayer AG and Vertex Pharmaceuticals to develop CRISPR-based therapeutics in diseases with high unmet need. The foundational CRISPR/Cas9 patent estate for human therapeutic use was licensed from the Company’s scientific founder Dr. Emmanuelle Charpentier. CRISPR Therapeutics is headquartered in Basel, Switzerland, with offices in London, United Kingdom, and R&D operations in Cambridge, Massachusetts. For more information, please visit www.crisprtx.com.

Forward-Looking Statements

Certain statements set forth in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements concerning: the therapeutic value, development, and commercial potential of CRISPR/Cas-9 gene editing technologies and therapies and the intellectual property protection of our technology and therapies. You are cautioned that forward-looking statements are inherently uncertain. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and they are necessarily subject to a high degree of uncertainty and risk. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties. These risks and uncertainties include, among others: uncertainties regarding the intellectual property protection for our technology and intellectual property belonging to third parties; uncertainties inherent in the initiation and completion of preclinical studies for the Company’s product candidates; availability and timing of results from preclinical studies; whether results from a preclinical trial will be predictive of future results of the future trials; expectations for regulatory approvals to conduct trials or to market products; and those risks and uncertainties described under the heading “Risk Factors” in the company’s most recent annual report on Form 10-K, and in any other subsequent filings made by the company with the U.S. Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof, and, except as required by law, the company disclaims any intention or responsibility for updating or revising any forward-looking information contained in this press release.

Media Contact:

Jennifer Paganelli

W2O Group for CRISPR

+1 347-658-8290

jpaganelli@w2ogroup.com

Investor Contact:

Chris Brinzey

Westwicke Partners for CRISPR

+1 339-970-2843

chris.brinzey@westwicke.com